Exhibit 10(t)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of May 6, 2005, by and between Lyris Technologies, Inc., a Delaware corporation (together with its successors and assigns permitted hereunder, the “Company”), and Jason Han (“Employee”).

RECITALS

WHEREAS, Employee is currently employed by the Company, which develops software and services for e-mail marketing and publishing, e-mail filtering and spam prevention (the “Business”);

WHEREAS, the Company is, concurrently with the execution hereof, entering into (or has previously entered into) a Stock Purchase Agreement with Commodore Resources, Inc. and the other parties thereto (the “Stock Purchase Agreement”); and

WHEREAS, Employee and the Company desire to set forth herein the terms of employment for Employee, which employment shall be effective as of the closing of the transactions contemplated by the Stock Purchase Agreement (the “Effective Date”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENTS:

1.                                      Employment Period. Subject to Section 3 or mutual written agreement between the Company and Employee, the Company hereby agrees to employ Employee, and Employee hereby agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement, for the period commencing as of the Effective Date and ending on the Fifth (5th) anniversary of the Effective Date (the “Initial Term”); provided that, at the expiration of the Initial Term, and on each anniversary of such expiration thereafter, the Employment Period shall automatically be extended in one year increments (the “Extended Term”) unless at least three months prior to the ensuing expiration date (but no more than 9 months prior to such expiration date), the Company or Employee shall have given written notice to the other party that it or he does not wish to extend this Agreement (a “Non-Renewal Notice”). The term “Employment Period,” as utilized in this Agreement, shall refer to the Employment Period as so automatically extended.

2.                                      Terms of Employment.

(a)                                  Position and Duties.

(i)                                     During the Employment Period, Employee shall serve as Director of Sales Operations of the Company and, in so doing, shall report to the President and Chief Executive Officer. Employee agrees to perform whatever duties the Board may assign to Employee from time to time, consistent with Employee’s position with the Company. Employee shall have supervision and control over, and responsibility for, such management and operational functions of the Company as are usual and customary for such position, and shall have such other powers and duties as may from time to time be prescribed by the President and Chief Executive Officer.

(ii)                                  During the Employment Period, and excluding any periods of vacation and sick leave to which Employee is entitled, Employee agrees to devote all of his business time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Employee hereunder, to use Employee’s reasonable best efforts to perform faithfully, effectively and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for Employee to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures or fulfill speaking engagements and (C) manage personal investments, so long as such activities do not materially interfere with the performance of Employee’s responsibilities as an employee of the Company in accordance with this Agreement.

(b)                                 Compensation.

(i)                                     Base Salary. During the Employment Period, Employee shall receive an annual base salary per calendar year of Seventy Thousand dollars ($70,000) (“Annual Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company and shall be prorated for the year ending December 31, 2005 and for any other partial year of service. The Company may review and adjust Employee’s Annual Base Salary. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so adjusted.

(ii)                                  Annual Bonus. Employee shall be eligible to receive an annual bonus (“Annual Bonus”) at the end of each calendar year during the Employment Period in accordance with the terms set forth on Schedule I hereto. Employee is also eligible for sales commissions as set forth in Schedule I.

(iii)                               Incentive, Savings and Retirement Plans. During the Employment Period, Employee shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company applicable generally to other employees of the Company (“Investment Plans”).

(iv)                              Welfare Benefit Plans. During the Employment Period, Employee and/or Employee’s family or dependents, as the case may be, shall be eligible for participation in the welfare benefit plans, practices, policies and programs (“Welfare Plans”) provided by the Company (including, without limitation, medical, prescription, dental, vision, short-term disability, long-tem disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other employees of the Company.

(v)                                 Expenses. During the Employment Period, Employee shall be entitled to receive prompt reimbursement for all reasonable travel, entertainment and other business-related expenses incurred by Employee in accordance with the policies, practices and procedures of the Company or the Business, as applicable.

(vi)                              Vacation and Holidays.  During the Employment Period, Employee Period, Employee shall be entitled to vacation and holidays in accordance with the policies of the Company

3.                                      Termination of Employment.

(a)                                  Death or Disability.  Employee’s employment shall terminate automatically upon Employee’s death during the Employment Period. If the Disability of Employee has occurred during the Employment Period (pursuant to the definition of Disability set forth below), the Company way give to Employee written notice in accordance with Section 11(b) of its intention to terminate Employee’s employment. In such event, Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Employee (the “Disability Effective Date”), provided that, within 30 days after such receipt, Employee shall not have returned to full-time performance of Employee’s duties. For purposes of this Agreement “Disability” shall mean Employee’s inability to perform his duties and obligations hereunder for a period of 180 consecutive days due to mental or physical incapacity as determined by a physician selected by the Company or its insurers and acceptable to Employee or Employee’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

(b)                                 Termination by the Company for Cause.  The Company may terminate the Employee’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean: (1) the failure of Employee to perform his obligations and duties hereunder to the satisfaction of the Company, which failure is not remedied within 15 days after receipt of written notice from the Company; (ii) commission by Employee of an act of fraud upon, or willful misconduct toward, the Company or any of its affiliates; (iii) a material breach by Employee of Section 6, Section 7 or Section 9, which in either case is not remedied within 15 days after receipt of written notice from the Board or the Company; (iv) the conviction of Employee of any felony (or a plea of nolo contendere thereto) or any crime involving moral turpitude; or (v) the failure of Employee to carry out, or comply with, in any material respect any directive of the Board consistent with the terms of this Agreement, which is not remedied within 15 days after receipt of written notice from the Board or the Company. Any written notice from the Board or the Company pursuant to this Section 3 (b) shall specifically identify the failure that it deems to constitute Cause.

(c)                                  Termination by Company Without Cause.  The Company may terminate Employee’s employment during the Employment Period without Cause beginning on the date that is sixty (60) days after the Effective Date. For purposes of this Agreement, “without Cause” shall mean a termination by the Company of Employee’s employment during the Employment Period for any other reason other than a termination based upon Cause, death or Disability.

(d)                                 Termination by the Employee.  Employee’s employment may be terminated during the Employment Period by Employee for Good Reason or without Good Reason; provided, however, that Employee agrees not to terminate his employment of Good Reason unless (i) Employee has given the Company at lease 30 day’s prior written notice of his intent to terminate his employment for Good Reason, which notice shall specify the facts and circumstances constituting Good

Reason, and (ii) such facts and circumstances constituting Good Reason have not been remedied within such 30 day period. For purposes of this Agreement, “Good Reason” shall mean any material breach by the Company of any provision of this Agreement.

(e)                                  Date of Termination.  “Date of Termination” means (i) if Employee’s employment is terminated for any reason other than Employee’s death, the termination date set forth in the written notice to that effect given by Employee to the Company or by the Company to Employee, as the case may be (taking into account any notice or cure period required hereunder). and (ii) if Employee’s employment is terminated by reason of death or Disability, the date of death of Employee or the Disability Effective Date, as the case may be.

4.                                      Obligation of the Company Upon Termination.

(a)                                  Termination Because of Death or Disability.  If Employee’s employment is terminated by reason of Employee’s death or Disability during the Employment Period, the Company shall pay to Employee or his legal representatives within 20 days after the Date of Termination (except as otherwise noted with respect to paragraphs (v) and (vi) below) (and the Company shall have no further obligations hereunder with respect to Employee);

(i)                                     Employee’s Annual Base Salary through the Date of Termination to the extent not theretofore paid.

(ii)                                  Any Annual Bonus awarded to Employee prior to the Date of Termination but not yet paid;

(iii)                               Any compensation previously deferred by Employee (together with any accrued interest and earnings thereon);

(iv)                              Any unreimbursed business expenses;

(v)                                 Any amount arising from arising from Employee’s participation in, or benefits under any investment Plans (“Accrued Investments”), which amounts shall be payable in accordance with the terms and conditions of such Investment Plans; and

(vi)                              Any amounts to which Employee is entitled from Employee’s participation in, or benefits under, any Welfare Plan (“Accrued Welfare Benefits”), which amounts shall be payable in accordance with the terms and conditions of such Welfare Plans, and any amounts owed as a result of accrued vacation, which amounts shall be payable in accordance with the policies of the Company.

(b)                                 Termination for Cause; Other than for Good Reason.  If Employee’s employment shall be terminated by the Company for Cause or Employee without Good Reason, the Company shall pay to Employee within 20 days after the Date of Termination (except as otherwise noted with respect to paragraphs (v) and (vi) below) (and the Company shall have no further obligations hereunder with respect to Employee):

(i)                                     Employee’s Annual Base Salary through the Date of Termination to the extent not therefore paid;

(ii)           Any Annual Bonus awarded to Employee prior to the Date of Termination but not yet paid;

(iii)          Any compensation previously deferred by Employee (together with any accrued interest and earnings thereon);

(iv)          Any unreimbursed business expenses;

(v)           Any Accrued Investments, which amounts shall be payable in accordance with the terms and conditions of such Investment Plans; and

(vi)          Any Accrued Welfare Benefits, which amounts shall be payable in accordance with the terms and conditions of such Welfare Plans, and any amounts owed as a result of accured vacation, which amounts shall be payable in accordance with the policies of the Company.

(c)                                  Termination for Good Reason; Without Cause.  If the Company shall terminate Employee’s employement without Cause or Employee shall terminate his employment for Good Reason, the Company shall pay to Employee within 20 days of the Date of Termination (except as otherwise noted with respect to paragraphs (v) and (vi) below (and the Company shall have no further obligations hereunder with respect to Employee):

(i)                                     Employee’s Annual Base Salary through the Date of Termination to the extent not theretofore paid;

(ii)                                  Any Annual Bonus awarded to Employee prior to the Date of Termination but not yet paid;

(iii)                               Any compensation previously deferred by Employee (together with any accrued interest and earnings thereon);

(iv)                              Any unreimbursed business expenses;

(v)                                 Any Accrued Welfare Benefits, which amounts shall be payable in accordance with the terms and conditions of such Welfare Plans, and any amounts owed as a result of accrued vacation, which amounts shall be payable in accordance with the policies of the Company; and

(vii)                           An amount equal to one year of the employee’s salary.

5.                                      Full Settlement. Neither Employee nor the Company shall be liable to the other party for any damages in addition to the amounts payable under Section 4 arising out of the termination of Employee’s employement prior to the end of the Employment Period; provided, however, that the Company shall be entitled to seek damages for any breach of Section 6, Section 7, or Section 9 or for Employee’s criminal misconduct.

6.                                      Confidential information.

(a)                                  Employee acknowledges that the Company and its affiliates have trade, business and financial secrets and other confidential and proprietary information (collectively, the “Confidential Information”) and that during the course of Employee’s employment with the Company he has received, shall receive or shall contribute to the Confidential Information. Confidential Information includes technical information, processes and compilations of information, records, specifications and information concerning assets, and information regarding methods of doing business. As defined herein, Confidential Information shall not include (i) information that is publicly and generally known to other persons or entities who can obtain economic value from its disclosure or use; provided that, such information has not been made publicly and generally known by Employee in violation of this Agreement or, to the knowledge of Employee, by others in violation of comparable agreements, and (ii) information required to be disclosed by Employee pursuant to a subpoena or court order, or pursuant to a requirement of a governmental agency or law of the United States of America or a state thereof or any governmental or political subdivision thereof; provided, however, that Employee shall take all reasonable steps to prohibit disclosure pursuant to clause (ii) above.

(b)                                 During and following Employee’s employment by the Company, Employee agrees (i) to hold such Confidential Information in confidence and (ii) not to release such information to any person (other than Company employees and other persons to whom the Company has authorized Employee to disclose such information and then only to the extent that such Company employees and other persons authorized by the Company have a need for such knowledge). Employee agrees to use reasonable efforts to give the Company notice of any and all attempts to compel disclosure of any Confidential Information, in such a manner so as to provide the Company with written notice at least five days before disclosure or within one business day after Employee is informed that such disclosure is being or shall be compelled, whichever is earlier. Such written notice shall include a description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the information is to be disclosed, and shall contain a copy of the subpoena, order or other process used to compel disclosure.

(c)                                  Employee further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company.

7.                                      Intellectual Property Rights; Surrender of Materials Upon Termination.

(a)                                  In consideration of the Company’s agreement to employ Employee and the receipt by Employee of the Confidential Information, Employee hereby assigns to the Company all his right, title and interest in all Intellectual Property (as defined below) that Employee makes or conceives, whether as a sole inventor or author or as a joint inventor or author whether made within or outside working hours or upon the premises of the Company or elsewhere, as work for hire or otherwise, at any time during his employment with the Company or its affiliates (including prior to the Effective Date). “Intellectual Property” means any information of a technical and or business nature such as ideas, discoveries, inventions, trade secrets, know-how, and writings and other works of authorship that relate in any manner to the actual or anticipated business or research and development of the Company and its affiliates.

During and subsequent to Employee’s employment, upon the request and at the expense of the Company or its nominee and for no additional personal remuneration, Employee agrees to execute any instrument that the Company considers necessary to secure or maintain for the benefit of the Company adequate patent, copyright, trademark and other property rights in the United States and all foreign countries with respect to any Intellectual Property. Employee also agrees to assist the Company as required to draft said instruments and to obtain and enforce such rights. Employee agrees to promptly disclose to the Company and Intellectual Property when conceived or made by Employee, in whole or in part, and to make and maintain adequate and current records thereof.

(b)                                 Employee agrees that all Confidential Information and other files, documents, materials, records, customer lists, business proposals, contracts, agreements and other repositories containing information concerting the Company or the business of the Company, in whatever form, tangible or intangible (including all copies thereof), that Employee shall prepare, or use, or be provided with as a result of his employment with the Company, shall be and remain the sole property of the Company. Upon termination of Employee’s employment hereunder, Employee agrees that all Confidential Information and other files, documents, materials, records, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company (including all copies thereof) in Employee’s possession, custody or control, whether prepared by Employee or others, shall remain with or be returned to the Company promptly (within 24 hours) after the Date of Termination. The materials required to be returned pursuant to this Section 7 shall not include personal correspondence that does not relate to the Company or the business of the Company.

8.                                      Successors.

(a)                                  This Agreement is personal to Employee and without the prior written consent of the Company shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Employee agrees that the Company may assign this Agreement to any directly or indirectly owned subsidiary or affiliate of the Company, in which event “Company” as used in this Agreement shall thereafter mean such subsidiary or affiliate (except where reference is made to benefit plans that are maintained by the Company, in which event the Company shall remain obligated with respect thereto under this Agreement), and in connection with such assignment, such subsidiary shall expressly assume this Agreement and the Company shall be released therefrom except to the extent referenced above.

(c)                                  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9.                                      Non-Competition; Non-Solicitation.

(a)                                  During his employment by the Company, including the Employment Period, Employee shall have access to and become acquainted with Confidential Information of the Company as described in Section 6. Employee acknowledges and agrees that his use of Confidential Information in the conduct of business on behalf of a competitor of the Company would constitute unfair competition with the Company and would adversely affect the business goodwill of the Company. Accordingly, as a material inducement to the Company to enter into this Agreement; to protect the Company’s Confidential Information that may be disclosed or entrusted to Employee (the disclosure of which by Employee in violation of this Agreement would adversely affect the business goodwill of the Company), the business goodwill of the Company that may be developed in Employee and the business opportunities that may be disclosed or entrusted to Employee by the Company; in consideration for the compensation and other benefits payable hereunder to Employee, for the benefits to Employee of having access to Confidential Information during the Employment Period (the disclosure of which by Employee in violation of this Agreement would adversely affect the business goodwill of the Company); and for other good and valuable consideration, Employee hereby covenants and agrees that, during the Term of Non-Competition, Employee shall not, directly or indirectly, individually or as an officer, director, manager, employee, shareholder, consultant, contractor, partner, member, joint venturer, agent, equity owner or in any capacity whatsoever.

(i)                                     own, engage in, manage, operate, join, control, be employed by, provide Competing Services to, or participate in the ownership, management, operation or control of or provision of Competing Services to, a Competing Business operating in the Geographic Area;

(ii)                                  recruit, hire, assist in hiring, attempt to hire, or contact or solicit with respect to hiring any person who, at any time during the 12 month period ending on the Date of Termination, was an employee of the Company or its affiliates;

(iii)                               induce or attempt to induce any employee of the Company or its affiliates to terminate, or in any way interfere with, the relationship between such parties and any employee thereof; or

(iv)                              induce or attempt to induce any customer, client, supplier, service provider, or other business relation of the Company or its affiliates in the Geographic Area to cease doing business with such parties, or in any way interfere with the relationship between such parties and any such person.

Notwithstanding the foregoing, the Company agrees that Employee may own less than five percent of the outstanding voting securities of any publicly traded company that is a Competing Business so long as Employee does not otherwise participate in such competing business in any way prohibited by this Section 9.

(b)                                 Employee acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs in this Section 9 (including the defined terms for “Competing Business,” “Competing Services,” “Geographic Area,” and “Term of Non-Competition” set forth in Section 9(c)) are reasonable in nature and are no broader than are necessary to maintain the goodwill of the Company and the confidentiality of its Confidential Information and to protect the goodwill and other legitimate business interests of the Company, and also that the enforcement of such covenants would not cause Employee any undue hardship or unreasonably interfere with Employee’s ability to earn a livelihood. If Employee violates the covenants and restrictions in this Section 9 and the Company brings legal action for injunctive or other equitable relief, Employee agrees that the Company shall not be deprived of the benefit of the full period of the restrictive covenant, as a result of the time involved in obtaining such relief. Accordingly, Employee agrees that the provisions in this Section 9 shall have a duration determined pursuant to Section 9(a), computed from the date the legal or equitable relief is granted.

(c)                                  As used in this Agreement:

(i)                                     “Competing Business” means any service or product of any person or organization other than the Company or its affiliates in existence or then under development, that competes or could potentially compete, directly or indirectly, with any service or product of the Company or its affiliates. Competing Business includes, but is not limited to, any enterprise engaged in the development or marketing of software and services for e-mail marketing and publishing, e-mail filtering and spam prevention.

(ii)                                  “Competing Services” means services that, if provided to a business other than a Competing Business, would constitute the conduct of a Competing Business.

(iii)                               “Geographic Area” means the United States.

(iv)                              “Term of Non-Competition” means the period of time beginning on the date hereof and continuing until (A) if his Agreement is terminated during the Employment Period by either the Company for Cause or Employee without Good Reason, two years after the Date of Termination, (B) if this Agreement is terminated during the Employment Period by either the Company without Cause or Employee for Good Reason, one year after the Date of Termination, or (C) if the Employment Period expires by reason of a Non-Renewal Notice, one year after the last day of the Employment period.

(d)                                 If any court or arbitrator determines that any portion of this Section 9 is invalid or unenforceable, the remainder of this Section 9 shall not thereby be affected and shall be given full effect without regard to the invalid or unenforceable provisions. If any court or arbitrator construes any of the provisions of this Section 9 to be invalid or unenforceable because of the duration or scope of such provision, such court or arbitrator shall be required to reduce the duration or scope of such provision, to the minimum extent necessary so as to be enforceable, and to enforce such provisions as so reduced.

10.                               Non-Disparagement. Employee agrees to refrain from engaging in any conduct, or making any comments or statements, during the Employment Period and thereafter, that have the purpose or effect of harming the reputation or goodwill of the Company or its affiliates.

11.                               Miscellaneous.

(a)                                  Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Whenever the terms “hereof”, “hereby”, “herein”, or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary. Any reference to a particular “Section” or “paragraph” shall be construed as referring to the indicated section or paragraph of this Agreement unless the context indicates to the contrary. The use of the term “including” herein shall be construed as meaning “including without limitation.” This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)                                 Notices. All notices and other communications hereunder shall be in writing and shall be given by band delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:	Jasen Han
42 Homeylen Lane
Oakland, CA 94611

If to the Company:	Lyris Technologies, Inc.
2070 Allston Way, Suite 200
Berkeley, CA 94704

With a copy to:	Vinson & Elkins L.L.P.
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
Attention: Michael D. Wortley

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)                                  Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(d)                               Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)                                  No Waiver. Employee’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Employee or the Company may have hereunder, including, without limitation, the right of Employee to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)                                    Equitable and Other Relief. Employee acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Section 6, Section 7, Section 9, or Section 10 by Employee and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other accurity, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Section 6, Section 7, Section 9 or Section 10 by Employee.

(g)                                 Entire Agreement. The provisions of this Agreement constitute the complete understanding and agreement between the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous oral and written agreements, representations and understandings of the parties, which are hereby terminated. Employee and the Company acknowledge and represent that there are no other promises, terms, conditions or representations (oral or written) regarding any matter relevant hereto.

(h)                                 Counterparts. This Agreement may be executed in two or more counterparts.

(i)                                     Arbitration.

(i)                                     In the event any dispute or controversy arises under this Agreement and is not resolved by mutual written agreement between Employee and the Company within 30 days after notice of the dispute is first given, then Employee and the Company will mutually select an arbitrator and submit such dispute or controversy to arbitration by such arbitrator; provided, however, if the Company and Empoyee have not mutually selected an arbitrator within 90 days after notice of the dispute is first given, or if Employee and the Company decide at any earlier date not to mutually select an arbitrator, then, upon the written request of Employee or the Company, such dispute or controversy shall be submitted to arbitration by an arbitrator to be selected by the American Arbitration Association (“AAA”). The arbitration will be conducted in accordance with the Rules for Resolution of Employment Disputes of the AAA. Judgment may be entered thereon and the results of the arbitration will be binding and conclusive on the parties hereto. Any arbitrator’s award or finding or any judgment or verdict thereon will be final and unappealable. All parties agree that venue for arbitration will be in Alameda County, California, or such other place as may be agreed upon in writing at the time by the parties and that any arbitration commenced in any other venue will be transferred to Alameda County, California, upon the written request of any party to this Agreement. All arbitrations will have one individual acting as arbitrator. Any arbitrator selected will not be affiliated, associated or related to either Employee of the Company in any matter whatsoever. The decision of the arbitrator will be binding on all parties. The prevailing party in the arbitration (as determined by the arbitrator) shall be reimbursed, by the other party, its reasonable attorneys fees, costs and other expenses pertaining to any such arbitration and enforcement.

(ii)                                  THE ARBITRATOR SHALL HAVE NO AUTHORITY TO AWARD PUNITIVE DAMAGES UNDER ANY CIRCUMSTANCES (WHETHER IT BE EXEMPLARY DAMAGES, TREBLE DAMAGES, OR ANY OTHER PENALTY OR PUNITIVE TYPE OF DAMAGES). REGARDLESS OF WHETHER SUCH DAMAGES MAY BE AVAILABLE UNDER DELAWARE LAW, EMPLOYEE AND THE COMPANY EACH HEREBY WAIVE THE RIGHT, IF ANY, TO RECOVER PUNITIVE DAMAGES IN CONNECTION WITH ANY CLAIMS. EMPLOYEE AND THE COMPANY ACKNOWLEDGE THAT BY SIGNING THIS AGREEMENT EMPLOYEE AND THE COMPANY ARE WAIVING ANY RIGHT THAT EMPLOYEE OR THE COMPANY MAY HAVE TO A JURY TRIAL.

(j)                                     Survival, Sections 4, 5, 6, 7, 8, 9, and 10 of this Agreement shall survive the termination of Employee’s employment.

(k)                                  Amendments. This Agreement may not be amended or modified at any time except by a written instrument executed by the Company and Employee.

(l)                                     Effectiveness. If the Effective Date has not occured by                   , 2005, this Agreement shall be null and void and of no force or effect.

(m)                               Employee Acknowledgment. Employee acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

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SCHEDULE 1

Annual Bonus

1. Profit Sharing Bonus

Company shall pay to Employee a bonus based on the profitability of the Company as set forth below:

•                  Bonus will be paid quarterly within 30 days after the end fiscal quarter for the Company

•                  Bonus will be based on Company accomplishing its “Profit Target” for such quarter.

Profit Target for the quarter ended June 30, 2005 shall be $1,250,000.00,

Profit Target for the quarter ended September 30, 2005 shall be $1,500,000.00,

Profit Target for the quarter ended December 31, 2005 shall be $1,500,000.00,

Profit Target for the quarter ended March 31, 2006 shall be $1,750,000.00,

If Company accomplished its Profit Target for a quarter, Employees shall be entitled to a bonus equal to $2,635 for the June 30, 2005 quarter, bonus equal to $ 2,625 for the September 30, 2005 quarter, bonus equal to $2,625 for the December 31, 2005 quarter and bonus equal to and bonus equal to $2,625 for the March 31, 2006.

If the Company does not accomplish its Profit Target in a quarter but exceeds its Profit Target in a subsequent quarter, the Profit Sharing Bonus can be increased pro rata by an amount sufficient to make up for a shortfall in a prior quarter. For the four quarters ended March 31, 2006, if the Profit Target equals $6,000,000 the full Profit Sharing Bonus of $10,500 will be paid.

2. Incentive Bonus

Once each quarter, Employee shall be eligible to receive a merit bonus based on mutually areed goals between the Employee and President and Chief Executive Officer.

3. Sales Commissions

Employee shall be eligible to receive sales commissions based on mutually agreed terms between the Employee and President and Chief Executive Officer.

IN WITNESS WHEREOF, Employee has hereunto set Employee’s hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

EMPLOYEE:

/s/ Jason Han
Jason Han

COMPANY:

LYRIS TECHNOLOGIES, INC.

By:	/s/ Luis Rivera
Name:	Luis Rivera
Title:	President

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